 As filed with the Securities and Exchange Commission on: September 11, 1996.

                                                     Registration No. 33-_____

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                       under THE SECURITIES ACT OF 1933

                           HYDRON TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

                                   New York
        (State or other jurisdiction of incorporation or organization)

                                  13-1574215
                    (I.R.S. Employer Identification Number)

                          1001 Yamato Road, Suite 403
                           Boca Raton, Florida 33431
                                (561) 994-6191
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         Mr. Harvey Tauman, President
                           Hydron Technologies, Inc.
                          1001 Yamato Road, Suite 403
                           Boca Raton, Florida 33431
                                (561) 994-6191
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                With a copy to:

                               Joseph A. Caccamo
                             Attorney at Law, P.C.
                         c/o Hydron Technologies, Inc.
                          1001 Yamato Road, Suite 403
                           Boca Raton, Florida 33431
                                (561) 994-6191
         Approximate date of commencement of sale to the public: From time to time after the Registration Statement is declared effective.

         If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

                        CALCULATION OF REGISTRATION FEE


Title of Class of Securities   Amount To Be           Proposed Maximum       Proposed Maximum         Amount
To Be Be Registered            Registered(1)          Price per Share(2)     Offering Price           of Fee
- --------------------------------------------------------------------------------------------------------------
Common Stock, $.01             1,500,000                 $2.0625                $3,093,750
par value

Common Stock, $.01               500,000                 $2.75                  $1,375,000
par value

Common Stock, $.01               132,500                 $2.285                 $  302,763
par value

Common Stock, $.01                40,000                 $3.21875               $  128,750
par value

Common Stock, $.01                20,000                 $4.78125               $   95,625
par value

Common Stock, $.01                60,000                 $2.50                  $  150,000
par value

Common Stock, $.01                50,000                 $4.60625               $  230,313
par value

Common Stock, $.01                10,000                 $5.00                  $   50,000
par value

Common Stock, $.01                 1,000                 $3.00                  $    3,000
par value
                               ---------                                        ----------           ------
                               2,313,500                                        $5,429,201           $1,872


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

______________________________________
(1) This Registration Statement covers such additional indeterminate number of shares of Common Stock as may be issued upon exercise of options and warrants by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in the agreements and/or plans under which the options and warrants were granted. Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required. Unless otherwise specified, the number of shares of Common Stock specified is the number which may be acquired upon exercise of options or warrants to purchase Common Stock at the maximum exercise price thereof.

(2) Estimated solely for calculation of the amount of the registration fee. All shares of Common Stock are being offered by the Selling Security Holders who are not restricted as to the price or prices at which such securities may be sold. It is anticipated that such securities will be offered at prices approximating fluctuating market prices. Therefore, pursuant to Rule 457 of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the higher of (i) the average of $2.125 per share and $2.00 per share, the high and low prices of the Company's Common Stock on September 9, 1996 as reported by The Nasdaq Stock Market - National Market System, or (ii) the maximum exercise price per share for shares of Common Stock issuable upon exercise of options and warrants to purchase Common Stock.

PROSPECTUS
                           HYDRON TECHNOLOGIES, INC.

               2,313,500 Shares of Common Stock, $.01 Par Value

         An aggregate of 2,313,500 shares of common stock, $.01 par value per share, (the "Common Stock") of Hydron Technologies, Inc. ("HyTech" or the "Company") being offered hereby, are being registered on behalf of the various selling security holders named herein (sometimes the "Selling Security Holders"). All of such shares are issuable upon exercise of various stock options and warrants. The Selling Security Holders are not restricted in the price or prices at which these securities may be sold and such sales may depress the market price of the Company's Common Stock. See "Selling Security Holders."

         This offering is not being underwritten. The shares of Common Stock being offered hereunder may be sold by the Selling Security Holders and/or their registered representatives from time to time at prices to be determined at the time of such sales. There is no minimum required purchase and there is no arrangement to have funds received by such Selling Security Holders and/or their registered representatives placed in an escrow, trust or similar account or arrangement, unless the proceeds come from a purchaser residing in a state in which the sale of those securities has not yet been qualified.

         The sale of the securities being offered hereby when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Security Holders or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, or by private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods of offering. Thus, the period of distribution of such securities may occur over an extended period of time. The Selling Security Holders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders will pay or assume brokerage commissions or underwriting discounts incurred in connection with the sale of their securities, which commissions or discounts will not be paid or assumed by the Company. The Company is paying all of the other expenses of registering the securities offered hereby under the Securities Act of 1933, as amended, estimated to be $7,500 for filing, legal, accounting and miscellaneous fees and expenses.

         THESE SECURITIES INVOLVE CERTAIN RISKS TO THE INVESTOR. See "RISK FACTORS."

         SALES OF THE SECURITIES OFFERED HEREBY WHICH ARE MADE IN FLORIDA MUST BE MADE THROUGH A BROKER/DEALER LICENSED WITH THE STATE OF FLORIDA.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE

SECURITIES AND EXCHANGE COMMISSION; NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Company's Common Stock is listed with and traded on The Nasdaq Stock Market, National Market System ("Nasdaq National Market") under the symbol HTEC. On September 9, 1996, the closing price of the Company's Common Stock was $2.125.

              The date of this Prospectus is September __, 1996.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Reference to the contents of any contract or other document are not necessarily complete and, in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects, by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of the Commission's Regional Offices, including the offices located at Kluczynski Federal Building, 230 South Dearborn Street, Room 3190, Chicago, Illinois 60604 and 75 Park Place, New York, New York 10007. Copies of such material can also be obtained from the Commission's Public Reference Section 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such information may also be inspected at the operations reports facilities of the National Association of Securities Dealers Inc., 1735 K Street, 4th Floor, Washington, D.C. 20006.

         The Company distributes to its shareholders annual reports containing audited financial statements and furnishes its shareholders with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.

         NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITY HOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY THE SELLING SECURITY HOLDERS TO SELL ANY OF THE

SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE SELLING SECURITY HOLDERS TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 0-6333) are incorporated in this Prospectus by reference to the:

         (i) Annual Report on Form 10-K for fiscal year ended December 31, 1995;

         (ii) Quarterly Report on Form 10-Q for the period ended March 31, 1996;

         (iii) Quarterly Report on Form 10-Q for the period ended June 30, 1996; and

         (iv) Current Report on Form 8-K (date of report - July 19, 1996).

         Any and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or l5(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this Prospectus.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document or in any Prospectus supplement or amendment modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus, except as indicated herein.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to: Hydron Technologies, Inc., 1001 Yamato Road, Suite 403, Boca Raton, Florida 33431, Attention: Mr. Chaudhury M. Prasad, Vice President, Operations and Secretary; telephone (561) 994-6191 and telecopier (561) 994-6598.

                                  THE COMPANY

         Hydron Technologies, Inc. ("HyTech" or the "Company"), a New York corporation organized on January 30, 1948, maintains its principal office at 1001 Yamato Road, Suite 403, Boca Raton, Florida 33431 and its telephone number is (561) 994-6191. On July 30, 1993, its name was changed from Dento-Med Industries, Inc.

                                   BUSINESS

         HyTech has the exclusive worldwide license to develop and market products using Hydron(R) polymers, a scientifically-proven moisture attracting ingredient, in the consumer and oral health care fields, and holds U.S. and international patents on the only known means to suspend the Hydron polymer in a stable emulsion that is cosmetically acceptable for use in personal care/cosmetics products, creating a new moisturizing technology for the cosmetics and pharmaceutical industries. HyTech has concentrated its development activities to date, primarily on the application of these biocompatible, hydrophilic polymers in various personal care/cosmetics products for consumers and oral care products for dental professionals and consumers. Because of their unique properties, management believes that products which utilize Hydron polymers have the potential for wide acceptance in consumer and professional health care markets.

         During the fiscal year ended December 31, 1995 and for the six (6) months ended June 30, 1996, substantially all sales of HyTech were made to QVC, Inc. ("QVC"), the world's largest electronic retailer, which has certain exclusive rights to market certain of HyTech's products in North America, South America and Central America.

                                 RISK FACTORS

         The securities offered hereunder involve certain risks. In analyzing this offering, prospective investors should carefully consider the following risk factors relating to the Company.

         1. Dependence Upon Single Customer. For the first six (6) months of the fiscal year ending December 31, 1996, and for the full fiscal years ended December 31, 1995 and 1994, ninety eight percent (98%) of HyTech's sales were made to QVC and affiliated companies. For the foreseeable future, management is of the belief that substantially all sales will be made to QVC. No obligation exists for QVC to purchase product except to maintain its exclusive marketing rights, and no assurances can be given that QVC will meet the escalating minimum purchase levels for subsequent years in order to maintain such exclusive rights. If QVC does not meet such minimum purchase levels, then HyTech has the right to terminate the agreement and seek other marketing and distribution arrangements for its products. The loss of QVC as a customer would have a material, adverse impact upon the financial condition of HyTech.

         2. Dependence Upon President and Consultants. The Company is substantially dependent on the services of Mr. Harvey Tauman, the Chief Executive Officer and President of the Company, as well as the principal spokesman for the Company's products on the QVC shopping network. In addition, it is dependent upon various professional and business consultants. Its future success will be dependent, to a degree, upon its ability to retain Mr.
Tauman and such professionals and consultants.

         3. Competition. The business of developing and marketing personal care/cosmetics and oral health care products is highly competitive and the Company encounters competition from others with far greater financial resources, experience and brand recognition in both the United States and foreign markets. Although the Company is marketing personal care/cosmetics products based upon a new and unique, patented technology, and believes that no other company presently offers similar products, there can be no assurance that the Company's marketing efforts will result in increased sales.

         4. Dependence Upon Public Acceptance. Although the Company believes it has the ability and experience to recognize potentially valuable products, nevertheless, the Company's revenues are dependent on the success of its products, which depends, among other matters, upon widespread public acceptance, a factor which is difficult to predict and over which the Company has little, if any, control. Management is currently reviewing various methods of marketing Hydron brand products via traditional retail distribution as well as catalog sales, but has not made any material firm commitments in such areas. However, management recognizes that HyTech does not have the financial resources to sustain a major national advertising campaign to market its products. In view of the foregoing, management has obtained with QVC and Hydromercial Partners (the joint venture which produced and markets an infomercial for Hydron brand products), and continues to seek internationally, marketing, licensing and distribution agreements with third parties which have greater financial resources and that can enhance the Company's product introductions with appropriate national marketing support programs. There can be no assurance that the Company will be able to achieve widespread commercial acceptance of Hydron brand products outside of QVC.

         5. Regulations. Certain of the Company's products are subject to various regulations, including those regulations of the Food and Drug Administration. Since certain of the Company's products are relatively new, the scope and impact of such regulations, and the promulgation of new regulations by appropriate agencies, may have an adverse impact on the business of the Company.

         6. Dilution. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment.

                                USE OF PROCEEDS

         If all of the options and warrants, the underlying shares of which are being registered hereby, are exercised, then the Company will receive net proceeds of approximately $2,350,454. No assurances can be given that any of such options or warrants will be exercised, and that the Company will receive any proceeds from this offering. Such net proceeds, if any, will be allocated to the general working capital of the Company.


         The Company will not receive any proceeds from the sale of securities being sold pursuant to this offering by the Selling Security Holders.

                        DETERMINATION OF OFFERING PRICE

         It is anticipated that the Common Stock being registered herein will be offered for sale at prices approximating fluctuating market prices.

                           SELLING SECURITY HOLDERS

         The following table sets forth certain information concerning ownership of the Company's Common Stock of the Selling Security Holders who are offering such securities for sale to the public, which information has been furnished by such persons:


Name and Relationship, if any,    Shares Owned Prior     Shares Being Offered     Shares and Percentage of
with Company and Affiliates      to Offering            for Sale(1)              Class To Be Owned After
                                                                                  Offering (2)
- ------------------------------    ------------------     --------------------     ------------------------
    DTR Associates, Limited             1,712,500(4)            1,500,000                212,500(5)
    Partnership (3)

    QVC, Inc.(6)                        1,000,000(7)              500,000                500,000(8)

    Harvey Tauman(9)                    2,345,000(10)             100,000              2,245,000/9.6%(11)

    Richard Tauman(12)                    110,000(13)              60,000                 50,000

    Chaudhury M. Prasad(14)               202,700(15)               2,500                200,200

    Thomas G. Burns(16)                    60,000(17)              10,000                 50,000(18)

    Karen Gray(19)                         90,000(20)              10,000                 80,000(21)

    Frank Fiur(22)                        155,000(23)              20,000                135,000(24)

    Samuel M. Leb, M.D.(25)               291,252(26)              20,000                271,252/1.2%(27)

    Nestor M. Cardero, CPA(28)             53,500(29)              20,000                 33,500(30)

    Joseph A. Caccamo(31)                  65,500(32)              20,000                 45,500(33)

    Richard Banakus.(34)                1,520,000(35)              20,000              1,500,000/6.6%

    Hugues Lamotte.(36)                   420,000(37)              20,000                400,000/1.8%


    Patricia Seinfeld                      10,000                  10,000                    -0-

    Angelique Repich                        1,000                   1,000                    -0-

- -------------------------
(1) Unless otherwise stated, represents shares underlying options or warrants.

(2) Unless specified percentage of class is less than one (1%) percent.

(3) See discussion below.

(4) Consists of options to purchase 1,712,500 shares of Common Stock.

(5) 212,500 shares underlying options have been registered for resale to the public under one or more other registration statements.

(6) See discussion below.

(7) Consists of 500,000 shares and warrants to purchase 500,000 shares of Common Stock.

(8) 500,000 shares have been registered for resale to the public under a separate registration statement.

(9) Chairman of the Board of Directors, Chief Executive Officer, President and Treasurer of the Company.

(10) Consists of 1,000,000 shares held directly; options to purchase 300,000 shares; 766,889 shares held as co-trustee and life estate beneficiary of Marital Trust of deceased spouse; 233,111 held as personal representative and life estate beneficiary of estate of deceased spouse; and 45,000 shares held as trustee for an emancipated child.

(11) 200,000 shares underlying options have been registered for resale to the public under a separate registration statement.

(12) Chief Operating Officer, Executive Vice President and a Director of the Company.

(13) Consists of 50,000 shares held directly, and options to purchase 60,000 shares.

(14) Vice President, Operations, Secretary and a Director of the Company.

(15) Consists of 200,200 shares held directly and options to purchase 2,500 shares.

(16) Vice President, Finance and Chief Financial Officer of the Company.

(17) Consists of options to purchase 60,000 shares.

(18) 50,000 shares underlying options have been registered for resale to the public under a separate registration statement.


(19) Vice President, Corporation Communications of the Company.

(20) Consists of options to purchase 90,000 shares.

(21) 80,000 shares underlying options have been registered for resale to the public under one or more other registration statements.

(22) Director of the Company.

(23) Consists of 125,000 shares held directly;,and options to purchase 30,000 shares. Does not include 114,000 shares held directly by Evette Fiur, his wife, as to which he disclaims beneficial ownership.

(24) 10,000 shares underlying options have been registered for resale to the public under a separate registration statement.

(25) Director of the Company.

(26) Consists of 127,100 shares held jointly with his wife; 124,152 shares held indirectly through an IRA; and options to purchase 40,000 shares.

(27) 20,000 shares underlying options have been registered for resale to the public under one or more other registration statements.

(28) Director of the Company.

(29) Consists of 1,500 shares held indirectly through an IRA; 2,000 shares held jointly with his wife; 20,000 shares of Common Stock held directly; and options to purchase 30,000 shares. Does not include 1,500 shares held by his wife in an IRA, as to which Mr. Cardero disclaims beneficial ownership.

(30) 10,000 shares underlying options have been registered for resale to the public under a separate registration statement.

(31) Director of the Company and principal of counsel to the Company.

(32) Consists of options to purchase 65,000 shares and 500 shares held as trustee for the benefit of his children.

(33) 45,000 shares underlying options have been registered for resale to the public under one or more other registration statements.

(34) Director of the Company.

(35) Consists of 1,500,000 shares held directly and options to purchase 20,000 shares.

(36) Director of the Company.

(37) Consists of 300,000 shares held directly and options to purchase 120,000 shares.

         On July 19, 1996 HyTech entered into an amended license agreement effective as of May 31, 1996 (the "Amendment") with QVC, Inc. ("QVC"), which amends the License Agreement dated December 6, 1993 (the "License Agreement"). The Amendment, which expires two (2) years from May 31, 1996, provides HyTech with certain retail marketing rights to its Hydron brand product lines, (i.e., traditional department stores, specialty stores, boutiques and beauty salons) and catalog sales, and significantly higher minimum product purchase requirements for QVC in order for QVC to maintain its exclusive rights to market Hydron brand consumer products within North, South and Central America through direct response television. The Amendment is automatically renewable for like terms if QVC purchases certain escalating minimum quantities of product.

         In conjunction with the execution and delivery of the Amendment, QVC has paid HyTech $1.25 million in payment for the exercise of warrants to purchase 500,000 shares of Common Stock of HyTech at $2.50 per share. Further, HyTech has granted an additional warrant to QVC to purchase 500,000 shares of Common Stock at $2.75 per share for a five year period. The 500,000 shares of Common Stock underlying such additional warrant are being registered for resale to the public hereunder. Further still, with the exception of the aforementioned warrant, QVC has agreed to a standstill provision not to purchase additional shares of Common Stock without the consent of HyTech.

         Concurrent with the execution and delivery of the Amendment, and as part of the overall transaction, HyTech has granted to DTR Associates, a Massachusetts limited partnership ("DTR"), an option to purchase 1.5 million shares of Common Stock at the purchase price of $.01 per share (the "DTR Option"). The 1.5 million shares of Common Stock underlying the DTR Option are being registered for resale to the public hereunder. As the result of such grant, HyTech will record a one-time non-cash charge against earnings of approximately $3.1 million for the third quarter of 1996, which will have no effect upon net shareholders' equity of HyTech. DTR had previously introduced HyTech to QVC and was receiving a royalty payment from QVC on net sales of Hydron brand products from direct response television. In connection with the execution and delivery of the Amendment, DTR has agreed to terminate its right to receive such royalty payments in return for the DTR Option. If the minimum purchase level for the first renewal period was met under the License Agreement, DTR would have received approximately $5 million in royalty payments from QVC over the next two (2) years.

         The Selling Security Holders have contractual "piggy-back" registration rights which obligated the Company at its expense, exclusive of fees and expenses of the Selling Security Holders' attorneys or other representatives and selling or brokerage commissions, if any, as the result of the sale of such shares, to include their shares of Common Stock in the registration statement of which this Prospectus forms a part.

         The Selling Security Holders are not restricted as to the price or prices at which they may sell their respective securities and sales of such securities at less than the market price may depress the market price of the Company's Common Stock. It is anticipated that the sale of the securities being offered hereby, when made, will be made through customary channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods. Thus, the period for sale of such securities by the Selling Security Holders may occur over an extended period of time.

         The Selling Security Holders and any broker-dealers who act in connection with the sale of shares of Common Stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and proceeds of any sale of the shares of Common Stock may be deemed to be underwriting discounts and commissions under such act.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

         The Company has 30,000,000 authorized shares of Common Stock, of which 23,206,698 are outstanding, exclusive of shares reserved for issuance upon the exercise of all options previously granted by the Company. The holders of Common Stock have the right to elect all the members of the Board of Directors. There are no cumulative voting rights, and the Company has only one (1) class of directors.

         Shares of Common Stock have no redemption, preemptive or sinking fund rights. The holders of these shares are entitled to receive dividends ratably when and as declared by the Board of Directors out of funds legally available therefor under the laws of the State of New York, and to share ratably in the net assets of the Company upon liquidation and dissolution thereof.

         No cash dividends were paid during the fiscal year ended December 31, 1994 or at any time prior thereto. In January 1995, HyTech instituted a regular quarterly cash dividend of two and one-half cents ($.025) per share and paid a dividend in March, June, September and December 1995. Such regular quarterly dividend was paid in March 1996 and June 1996, and has been declared for shareholders of record on September 16, 1996 and payable on September 30, 1996. The payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including HyTech's earnings and financial condition.

         The affirmative vote of eighty (80%) percent of all classes of stock of the Company entitled to vote for the election of directors voting as one (1) class shall be required to authorize any merger, consolidation or sale of substantially all of the assets of the Company, unless either (i) the Board of Directors unanimously proposes such transaction, and the members of the Board of Directors which proposed such transaction are all continuing directors subsequent to the consummation of the transaction or (ii) such merger, consolidation or sale of assets is with a subsidiary, and the majority of the outstanding stock entitled to vote for the election of directors of such subsidiary is held by the

Company subsequent to the transaction. If either of these two (2) provisions are met, then the requisite affirmative vote for a merger, consolidation or sale of substantially all of the assets of the Company shall be governed by the applicable provisions of the Business Corporation Law of the State of New York.

                                TRANSFER AGENT

         The transfer agent for the Company's Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

                                LEGAL MATTERS

         Legal matters in connection with the securities being offered hereby will be passed upon by Joseph A. Caccamo Attorney at Law, P.C., the principal of which is a Director of the Company who owns options to acquire 65,000 shares of Common Stock and beneficially owns 500 shares of Common Stock as trustee of a trust for the benefit of his children.

                                   EXPERTS

         The consolidated financial statements of Hydron Technologies, Inc. appearing in Hydron Technologies, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young, LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                               INDEMNIFICATION

New York Business Corporation Law

         Section 721 of the New York Business Corporation Law ("NYBCL") provides a nonexclusive method of indemnification and advancement of expenses for officers and directors of New York corporations. Section 722 of the NYBCL provides that any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and including an action by or in the right of the corporation or any other corporation to procure a judgment in its respective favor (an "Action"), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, may be indemnified by the corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense of or as a result of an Action or in connection with any appeal thereof; provided that no indemnification shall be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) such person personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         Section 723 of the NYBCL further provides that the Company may, from time to time, advance funds to any director or officer of the Company for expenses (including attorneys' fees) incurred in defending any Action in advance of the final disposition of such Action; provided that, no such advancement shall be made until receipt of any undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such officer or director was now entitled to indemnification, as previously discussed. Such section further provides that a person who is successful in defending an Action, on the merits or otherwise, shall be entitled to indemnification. Additionally, Section 726 of the NYBCL provides that a corporation shall be permitted to purchase and maintain insurance for its own indemnification and that of its directors and officers.

By-Laws

         Article IX of the By-Laws provides that the Company shall indemnify the officers and directors of the Company to the fullest extent provided by New York law.

Commission Policy

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Limitation of Potential Monetary Liability of Directors

         Article Tenth of the Company's Certificate of Incorporation eliminates the potential monetary liability of a Director of the Company to the Company or its shareholders for breach of such Director's fiduciary duties, unless a judgment or other final adjudication adverse to such Director establishes that:
(i) such actions or inaction were in bad faith or constituted a knowing violation of law; (ii) such director gained a financial profit or other benefit to which he would not be otherwise entitled; or (iii) such actions violate NYBCL
Section 719 (declaration of improper dividends, improper authorization for repurchase of a corporation's own common stock and improper authorization of loans to directors).

******************************************************************************

TABLE OF CONTENTS

Available Information                               2
Documents Incorporated
 by Reference                                       3
The Company                                         4
Business                                            4
Risk Factors                                        4
Use of Proceeds                                     5
Determination of Offering
- -Price                                              5
Selling Security
- -Holders                                            6
Description of Securities to Be Registered          8
Transfer Agent                                      9
Legal Matters                                       9
Experts                                             9
Indemnification                                     9

                     PROSPECTUS

              2,313,500 Shares of $.01
                  Par Value Common
                       Stock
                         of



                       HYDRON
                 TECHNOLOGIES, INC.


             *************************

******************************************************************************


       Prospectus dated September [  ], 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fees - Securities and
 Exchange Commission                                          $ 1,872
*Legal fees and expenses                                        2,500
*Accounting fees and expenses                                   2,500
*Miscellaneous                                                    628
                                                              --------
*Total                                                        $ 7,500
                                                               ======
- -----------
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

See "Indemnification" contained in Part I hereof, which is incorporated herein by reference.

ITEM 16. EXHIBITS

Number   Description
5.1      Opinion of Joseph A. Caccamo Attorney at Law, P.C.
23.1 Consent of Ernst & Young, LLP, independent certified public accountants.
23.2 Consent of Joseph A. Caccamo Attorney at Law, P.C. is contained in Exhibit No. 5.1.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment all of the securities being registered which remain unsold at the termination of the offering.


         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement, including any amendments thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 6th day of September, 1996.

                                  HYDRON TECHNOLOGIES, INC.

                                  By: /s/ Harvey Tauman
                                      ------------------------------
                                      Harvey Tauman, President,
                                      Treasurer and Chairman of the Board


         Each of the undersigned Directors and Officers of Hydron Technologies, Inc. hereby appoints Harvey Tauman as attorney-in-fact for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

By: /s/ Harvey Tauman                 By : /s/ Thomas G. Burns
    ------------------------------         ------------------------------------
Chairman of the Board of Directors    Thomas G. Burns, Chief Financial Officer
(Principal Executive Officer)         (Principal Accounting and Financial
September 6, 1996                     Officer)
                                      September 6, 1996

By: /s/ Richard Tauman                By: /s/ Chaudhury M. Prasad
    ------------------------------        -------------------------------------
Richard Tauman, Director              Chaudhury M. Prasad, Director
September 6, 1996                     September 6, 1996

By: /s/ Frank Fiur                    By: /s/ Samuel Leb
    ------------------------------        ----------------------------------
Frank Fiur, Director                  Samuel Leb, M.D., Director
September 9, 1996                     September 9, 1996

By : /s/ Nestor M. Cardero            By: /s/ Joseph A. Caccamo
     -----------------------------        -------------------------------------
Nestor M. Cardero, CPA, Director      Joseph A. Caccamo, Director
September 9, 1996                     September 6, 1996

By:                                   By:
    ------------------------------        -------------------------------------
Richard Banakus, Director             Hugues Lamotte, Director
September __, 1996                    September __, 1996

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  EXHIBITS TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                           HYDRON TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)


*******************************************************************************

                                 EXHIBIT INDEX

Number            Description                                          Page No.

5.1               Opinion of Joseph A. Caccamo Attorney at Law, P.C.      25

23.1              Consent of Ernst & Young, LLP, independent certified
                  public accountants                                      28

23.2              Consent of Joseph A. Caccamo Attorney at Law, P.C.
                  is contained in Exhibit No. 5.1.